Exhibit 10.77

POLICY

Financial Planning Benefit Plan

STATEMENT

Invitrogen Corporation offers a Financial Planning Benefit to senior executives to provide assistance in the development of financial plans that incorporate the complex tax and regulatory environments impacting their personal and Company provided assets. The goal of the plan is to assist key executives in maximizing the value of the Company’s compensation and benefits package.

ELIGIBILITY

You are eligible for benefits if you are classified in the Executive Leadership Career Band as of January 1, 2004. Employees joining the eligible group after January 1, 2004 will be eligible for coverage on the first of the quarter coincident with or next following the effective date of joining the eligible group. First year benefits will be prorated based on coverage period (25% of benefit for each quarter of coverage).

PLAN BENEFITS

The Company will provide eligible employee with a specified Annual Funding Amount. This funding amount will be used for reimbursement of Eligible Expenses associated with financial planning and counseling services incurred by the eligible employee or their eligible spouse. The Annual Funding Amount may be used for reimbursement in the calendar year of funding or rolled over for use in the next calendar year provided the total funding available for reimbursement does not exceed the Annual Reimbursement Limit. Annual Funding Amounts not eligible for rollover due to the impact of the Annual Reimbursement Limit or unused after two calendar years will be forfeited.

Annual Funding Amount: The Company will provide annual funding to an eligible employee based on his/her position. The funding amounts effective January 1, 2004 are below. Future Annual Funding Amounts may be subject to change.

Position	Annual Funding Amount
Chief Executive Officer	$10,000
Senior Vice President	$7,500
Other Eligible Employees	$5,000

Annual Reimbursement Limit: The Annual Reimbursement Limits effective January 1, 2004 are below. Future limits may be subject to change.

Position	Annual Reimbursement Limit
Chief Executive Officer	$20,000
Senior Vice President	$15,000
Other Eligible Employees	$10,000

POLICY

Financial Planning Benefit Plan

PLAN BENEFITS {Continued}

Eligible Expenses: Eligible expenses include expenses associated with the following services provided by a qualified firm:

•	Investment Planning Fees

•	Retirement & Cash Flow Planning Fees

•	Estate Planning Fees

•	Income Tax Planning & Preparation Fees

•	Insurance & Risk Management Fees

•	Preparation Fees for Wills and Trusts

A qualified firm includes a firm registered with the SEC to provide financial and related advice. Non U.S. employees may use qualified firms subject to the country specific regulations.

EMPLOYEE COST

Eligible employees are responsible for the entire cost incurred for the services provided. Employees can submit for reimbursement of Eligible Expenses. Receipts for Eligible Expenses must be submitted to Corporate Benefits for reimbursement within ninety days of the end of the year in which the expenses were incurred.

Tax Gross Up: Benefits received from this plan will be grossed up for tax purposes by Invitrogen. As this benefit is not eligible to be paid on a pre-tax basis, the Company will fund an additional amount equal to the tax gross up on reimbursements submitted by the employee. The gross up will be based on the highest marginal tax rate in effect in the year of reimbursement and will be posted to the employee’s W-2 at the time reimbursement is processed. If the current year tax rates are not available at the time of reimbursement, the prior years will be used. Changes in tax rates will only apply on a prospective basis.

PLAN ADMINISTRATION

The Executive Financial Planning benefit is administered by Corporate Benefits. If you have any questions regarding eligibility or benefits, please contact the Benefits Manager in the Carlsbad office for assistance at 1-760-476-6332.

AUTHORITY

Invitrogen has the authority to discontinue, change, modify, or approve exceptions to this policy at any time with or without notice.